Cost-U-Less Reports Land Lease Agreement

Bellevue, WA, April 25, 2006

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) announced today that Cayman Cost-U-Less, a Cayman Islands company majority owned and controlled by a wholly-owned Cayman Islands subsidiary of Cost-U-Less, Inc., entered into a long-term lease with the developer of Governor’s Square in Grand Cayman, Governor’s Square Limited, to lease land on which to construct and operate a store under the Cost-U-Less name.

“This lease is the next step towards the development of a Cost-U-Less unit in Grand Cayman,” said J. Jeffrey Meder, the Company’s President and CEO. “ We are thrilled to conclude this negotiation. We are now digging the footings for our foundation and developing construction drawings for the permitting process. We still have a number of steps to take before we could open a store operating under the Cost-U-Less name in the Cayman Islands, but we expect to open the store during the first half of 2007.”

On May 3, 2006 the Company expects to announce its April sales results, and on May 4, 2006 the Company expects to announce its financial results for the fiscal first quarter ended April 2, 2006.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213